Exhibit 5.1

(Letterhead)

Deborah J. Long

Executive Vice President, Secretary and General Counsel

Direct Dial: 205.268.3700

Facsimile Number: 205.268.3597

Toll Free Number: 800.627.0220

e-mail: Debbie.Long@protective.com

May 19, 2009

Protective Life Corporation

2801 Highway 280 South

Birmingham, Alabama 35223

RE:         Protective Life Corporation — Registration Statement on Form S-3

Ladies and Gentlemen:

As General Counsel at Protective Life Corporation, a Delaware corporation (“Protective”), I have acted as counsel to Protective in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), of a Registration Statement on Form S-3 (the “Registration Statement”), and the Prospectus Supplement (the “Prospectus Supplement”), dated May 14, 2009, relating to the issuance and sale by Protective of 13,500,000 shares of Protective’s common stock, par value $0.50 per share (“Common Stock”), together with up to an additional 2,025,000 shares of Common Stock that may be sold pursuant to the underwriters’ overallotment option (collectively, the “Shares”).  The Shares are being issued and sold pursuant to a Purchase Agreement, dated as of May 14, 2009 (the “Purchase Agreement”), between Protective and the underwriters named therein.

In so acting, I, or attorneys in whom I have confidence working under my supervision, have examined and relied upon the originals, or copies certified or otherwise identified to my satisfaction, of such records, documents, certificates and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below.

In all such examinations, I have assumed without independent investigation or inquiry the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to me as conformed or reproduction copies.  I have relied as to factual matters upon, and have assumed the accuracy of, the representations and warranties contained in or made pursuant to the Purchase Agreement and statements or information of or from public officials and other officers and representatives of Protective and its subsidiaries.

Based upon and subject to the foregoing, I am of the opinion that the Shares, when issued by Protective and delivered against payment therefor in accordance with the Purchase Agreement, will be validly issued, fully paid and non-assessable.

My opinion expressed above is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware constitution and the reported cases interpreting those laws, as currently in effect, and I do not express any opinion herein concerning any other laws.

I hereby consent to the filing of this opinion as an exhibit to Protective’s Current Report on Form 8-K to be filed on May 19, 2009 and incorporated by reference in the Registration Statement, and to the use of my name under the caption “Legal Opinions” in the Prospectus Supplement.  In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the 1933 Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Deborah J. Long
Deborah J. Long
Executive Vice President, Secretary and General Counsel
Protective Life Corporation